Exhibit 99
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The financial performance of First Mid-Illinois Bancshares, Inc. was good during the first six months of 2007 with diluted earnings per share increasing 4% to $.77 per share compared to $.74 per share during the same period in 2006. Net income increased to $5,001,000 for the first half of 2007 compared to $4,926,000 for the first half of 2006. As a result of this performance, the Board of Directors elected to increase the dividend to $.19 per share for the first half of 2007 from $.17 per share for the first half of 2006. The dividend was paid on June 15, 2007 to shareholders of record as of June 1, 2007. The Board also declared a three-for-two stock split in the form of a 50 percent stock dividend. This stock dividend was declared on May 23, 2007 and paid on June 29, 2007 to shareholders of record as of June 18, 2007. As a result of this stock dividend, all share and per share information for current and prior periods presented in this report have been adjusted to reflect the stock split. This is our fourth stock split since 1997 and is reflective of our long-term commitment to shareholder value.

Growth in both non-interest income and net interest income were the primary contributors to the increase in earnings. It is important to note for year-to-year comparisons that the consolidated financial statements include the results of Peoples State Bank of Mansfield since acquisition date of May 1, 2006. Non-interest income increased to $7,378,000 for the first half of 2007 as compared to $6,548,000 for the same period in 2006. Growth in deposit account balances led to an increase in service charge income. In addition, trust revenues increased as a result of growth in agency and employee benefit accounts and mortgage banking revenues increased by $93,000. We added experienced loan personnel in Maryville and Champaign in the past few years and we are pleased with the increased activity in these markets. Also, we sold securities that resulted in a gain of $156,000 during the first half of 2007 as market opportunities and investment portfolio liquidity factored in the decision to sell.

Net interest income increased to $15,337,000 as compared to $14,905,000 for the first half of 2006. This was the result of growth in loans. Loan balances on June 30, 2007 were $732 million as compared to $718 million on June 30, 2006 with the majority of the growth in commercial real estate loans. Deposit balances actually decreased to $766 million from $780 million last June. However, $42 million in brokered deposits were allowed to mature during that time and were the reason for the decrease. These brokered deposits were allowed to mature in light of the deposits acquired in the Peoples acquisition and growth in customer deposits from the remainder of our markets. The growth in loans has offset a decline in the Company’s net interest margin. The Company’s year-to-date net interest margin was 3.46% on a tax-equivalent basis as compared to 3.62% for the first half of last year as short-term interest rates remain higher than longer-term rates and intense competition for loans and deposits has led to reduced margins.

Non-interest expense increased to $14,885,000 compared with $13,666,000 for the first half of 2007. This increase is primarily attributed to costs associated with the three locations in Mansfield, Mahomet, and Weldon acquired in the Peoples acquisition.
Credit quality remains an area of importance to us and one to which we devote significant resources. Our net charge-offs for the first half of 2007 were low at only $113,000, but we have seen an increase in the level of non-performing loans. Non-performing loans were $7.6 million on June 30, 2007 as compared to $3.6 million on June 30, 2006. This increase was primarily due to insufficient cash flow on four commercial real estate loans to one borrower which totaled $3.9 million. We believe we are adequately collateralized on these credits and are actively working with the borrower on repayment plans.

In 1998, First Mid adopted an ongoing share repurchase program to ensure that shareholders have adequate investment liquidity. This program has been successful in enhancing shareholder value. In February 2007, the Board of Directors approved the repurchase of $5 million of additional shares of the Company’s common stock in open market and privately-negotiated transactions. Any shareholder who would like to sell their stock should contact LeeAnn Perry, Manager of Shareholder Services at (217) 258-0493.

I would also like to extend a sincere thank you to Christie Wright for her years of dedicated service to First Mid. Christie has announced that she will be retiring at the end of this month to spend more time with family and friends. She has been with our organization for twenty-two years, has led our shareholder services activities for the past twelve years, and has always displayed a high degree of professionalism. We wish her well.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Sincerely,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

July 26, 2007

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Jun 30	Dec 31
	2007	2006

Assets
Cash and due from banks	$18,964	$20,266
Federal funds sold and other interest-bearing deposits	370	1,570
Investment securities:
Available-for-sale, at fair value	185,366	184,266
Held-to-maturity, at amortized cost (estimated fair value of $1,212 and
$1,346 at June 30, 2007 and December 31, 2006, respectively	1,198	1,323
Loans	731,803	723,568
Less allowance for loan losses	(6,158)	(5,876)
Net loans	725,645	717,692
Premises and equipment, net	15,904	16,293
Goodwill, net	17,363	17,363
Intangible assets, net	4,715	5,148
Other assets	15,971	16,638
Total assets	$985,496	$980,559

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$110,415	$121,405
Interest bearing	655,759	649,190
Total deposits	766,174	770,595
Repurchase agreements with customers	45,520	66,693
Other borrowings	68,000	37,800
Junior subordinated debentures	20,620	20,620
Other liabilities	8,015	9,065
Total liabilities	908,329	904,773
Stockholders’ Equity:
Common stock ($4 par value; authorized18,000,000 shares; issued
7,120,368 shares in 2007 and 8,552,886 shares in 2006)	28,481	22,808
Additional paid-in capital	23,045	21,261
Retained earnings	51,282	68,625
Deferred compensation	2,496	2,629
Accumulated other comprehensive income (loss)	(900)	19
Treasury stock at cost, 746,874 shares in 2007 and 2,121,269
in 2006	(27,237)	(39,556)
Total stockholders’ equity	77,167	75,786
Total liabilities and stockholders’ equity	$985,496	$980,559

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the six months ended June 30,	2007	2006

Interest income:
Interest and fees on loans	$24,594	$21,800
Interest on investment securities	4,481	3,584
Interest on federal funds sold & other deposits	151	126
Total interest income	29,226	25,510
Interest expense:
Interest on deposits	10,692	7,830
Interest on repurchase agreements with customers	1,169	1,011
Interest on other borrowings	1,245	494
Interest on subordinated debt	783	1,270
Total interest expense	13,889	10,605
Net interest income	15,337	14,905
Provision for loan losses	395	404
Net interest income after provision for loan losses	14,942	14,501
Non-interest income:
Trust revenues	1,335	1,209
Brokerage commissions	252	296
Insurance commissions	1,126	1,074
Services charges	2,714	2,484
Securities gains (losses), net	156	(1)
Mortgage banking revenues	254	161
Other	1,541	1,325
Total non-interest income	7,378	6,548
Non-interest expense:
Salaries and employee benefits	8,084	7,447
Net occupancy and equipment expense	2,414	2,334
Amortization of intangible assets	433	329
Other	3,954	3,556
Total non-interest expense	14,885	13,666
Income before income taxes	7,435	7,383
Income taxes	2,434	2,457
Net income	$5,001	$4,926

Per Share Information (unaudited)
For the six months ended June 30,	2007	2006
Basic earnings per share	$0.78	$0.75
Diluted earnings per share	0.77	0.74
Book value per share at June 30	12.11	11.16
Market price of stock at June 30	26.33	27.50

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the six months ended June 30,	2007	2006

Balance at beginning of period	$75,786	$72,326
Net income	5,001	4,926
Dividends on stock	(1,182)	(1,128)
Issuance of stock	1,383	1,232
Purchase of treasury stock	(3,484)	(4,239)
Deferred compensation and other adjustments	582	239
Changes in accumulated other comprehensive income (loss)	(919)	(864)
Balance at end of period	$77,167	$72,492